Exhibit 10.1

PURCHASE AND SALE AGREEMENT

9.	Conditions to Indemnification		11

10.	Miscellaneous		11

	10.1	Entire Agreement; Amendments.	11

	10.2	Severability.	12

	10.3	Applicable Law.	12

	10.4	Assignment.	12

	10.5	Successors Bound.	12

	10.6	Captions.	12

	10.7	Attorneys’ Fees.	12

	10.8	Brokers.	13

	10.9	Time of Essence.	13

	10.10	Submission of Offer.	13

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of April 19, 2013 (the “Effective Date”), is made by and between JOHN ARRILLAGA, Trustee, or his Successor Trustee, UTA dated 7/20/77 (JOHN ARRILLAGA SURVIVOR’S TRUST) as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee, UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended (collectively, “Seller”), and ELECTRONICS FOR IMAGING, INC., a Delaware corporation (“Purchaser”).

R  E  C  I  T  A  L  S

A. Seller desires to sell a 118,535+ square foot, two-story cold shell building located at 6750 Dumbarton Circle, Fremont, California (the “Building”) and other substantial improvements, (collectively, the “Improvements”) on certain land owned by Seller located on 6.66+ acres and commonly known as Assessor Parcel Numbers 543-439-175 and 543-439-176 and described more fully in Exhibit A attached hereto (the “Land”) (collectively, the “Property”). Seller owns fee title to the Land, the Building and such other Improvements, subject to all matters of record and such other matters as are referred to or provided for in this Agreement.

B. Seller desires to sell the Property to the Purchaser, and Purchaser desires to purchase the Property from Seller, all upon and subject to the terms and conditions set forth in this Agreement.

A  G  R  E  E  M  E  N  T

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. AGREEMENT TO SELL

Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire all of Seller’s right, title, and interest in and to the following: (i) the Property; (ii) all other Improvements located thereon; and (iii) any and all easements, rights of access and appurtenances, whether or not of record, relating to the Property, to the extent reasonably required for the lawful use, enjoyment, occupancy or operation of the Building. Seller has provided Purchaser with a copy of the shell plans existing on the Effective Date with the agreement by Purchaser that said shell plans shall not be used by Purchaser for any other project and/or development by Purchaser and/or by any successor in interest of Purchaser.

2. PRICE AND PAYMENT; CLOSING

2.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) is Twenty-One Million Five Hundred Thousand and No/100 Dollars ($21,500,000.00).

1	Initial: /S/ JA; RP; VP

2.2 Escrow and Payment. Within three (3) business days following the Effective Date, Seller and Purchaser shall deliver a true and complete copy of this Agreement to Escrow Holder, which shall establish an escrow for the purchase and sale transaction set forth herein. The parties agree to execute and deliver to Chicago Title Company at 675 N. First Street, Suite 900, San Jose, California 95112 (“Escrow Holder”) prior to Closing their respective and appropriate escrow instructions and authority documents as shall be reasonably required to close the purchase and sale transaction contemplated in this Agreement, provided that any such escrow instructions shall be fully consistent with the provisions of this Agreement.

Payment of the Purchase Price is to be made in U.S. Dollars cash or immediately available funds as follows:

(a) Upon the execution of this Agreement, Purchaser shall pay directly to Seller a Two Hundred Fifteen Thousand and No/100 Dollars ($215,000.00) non-refundable deposit (the “Deposit”). Said Deposit is non-refundable to Purchaser except due to a failure of an express condition of closing in favor of Purchaser which is set forth in Section 5.3(A) (Purchaser’s Closing Conditions). If escrow closes, the Deposit will be applied to the Purchase Price at Closing (as defined below). In the event of termination of this Agreement prior to the Closing due to a failure of an express condition of closing in favor of Purchaser which is set forth in Section 5.3(A) (Purchaser’s Closing Conditions) and provided Purchaser is not in default of this Agreement, the Deposit shall be refunded to Purchaser unless Purchaser otherwise fails to complete the Purchase of the Property in accordance with the provisions of this Agreement (a “Purchaser Default”).

(b) The balance of the Purchase Price, after any additional adjustments due to any prorations or debits and credits expressly provided for in this Agreement, will be paid by Purchaser at Closing in U.S. Dollars by wire transfer of immediately available good funds.

2.3 Closing. Payment of the balance of the Purchase Price and the closing of the purchase and sale of the Property hereunder (the “Closing”) will take place on April 26, 2013 or such earlier date as may be mutually agreed upon by Seller and Purchaser (the “Closing Date” and/or “Close of Escrow”). Either Purchaser or Seller shall have the option of extending the Closing Date for a reasonable period of time, in any such instance not exceeding an aggregate of ten (10) days for Purchaser and ten (10) days for Seller, in order to satisfy a condition to Closing. The Closing shall take place at the offices of Escrow Holder on the Closing Date.

2.4 Purchaser’s Contingency. If Purchaser is unable to obtain a satisfactory commitment for title insurance (“Title Commitment”) by 5:00 p.m. PST on April 23, 2013 (the “Contingency Period”), Purchaser may terminate this Agreement provided it notifies Seller in writing of its election to so terminate the Agreement by 5:00 p.m. PST on April 23, 2013. If Purchaser does not notify Seller, in writing, prior to 5:00 p.m. PST on April 23, 2013 of its intent to terminate this Agreement, Purchaser shall be considered to have waived its contingency, and Purchaser shall be obligated to Close Escrow pursuant to this Agreement. If Purchaser so notifies Seller of its intent to terminate this Agreement, this Agreement shall be considered null and void and Purchaser and Seller shall have no further obligation hereunder except Purchaser’s obligations under Sections 4.5 (Independent Investigation by Purchaser) and 10.8 (Brokers) and the non-refundable Deposit shall be retained by Seller as compensation for its agreement to hold said Property off the market since February 27, 2013.

2	Initial: /S/ JA; RP; VP

3. TITLE

Purchaser hereby acknowledges that title to the Property will be taken subject to (herein “Permitted Exceptions”) (i) any and all exceptions and other matters, whether or not of record, disclosed in that certain Preliminary Title Report, dated March 14, 2013, issued by Chicago Title Company (Amended Escrow Number 13-98208432-D) attached hereto as Exhibit B (the “Title Report”), (ii) any and all rights, matters, exceptions and qualifications, whether or not of record, that would be disclosed in a current comprehensive ALTA survey of the Property, whether or not Purchaser elects to obtain such a survey, (iii) any and all rights, matters, exceptions and qualifications, whether or not of record, that would be disclosed by a thorough inspection of the Property, or by making inquiry of persons in possession of the Property, whether or not Purchaser elects to make any such inspection or inquiry, (iv) any and all rights, matters, exceptions and qualifications which relate to or arise from any zoning, land use, building, health and safety, or other governmental law, ordinance, regulation or requirement of any type of nature now or hereafter applicable to or affecting the Property, whether or not known to Purchaser, and (v) any other right, matter, exception or qualification which is created by Purchaser or any agent, representative or contractor of Purchaser, which is otherwise consented to or approved by Purchaser prior to the Closing. Buyer shall also obtain a commitment for title insurance including all recorded documents referred to therein, issued by Escrow Holder by April 23, 2013.

4. AS-IS PURCHASE; LIMITED REPRESENTATIONS; RELEASE OF SELLER

4.1 Natural Hazards Disclosure Statements. Seller previously delivered to Purchaser on February 21, 2013, natural hazards disclosure statements for the Property, as required under California law. The natural hazards disclosure statements are based on a report or reports of a third party hired to prepare such report, which report or reports are attached to such natural hazards disclosure statement. Purchaser acknowledges that the natural hazards disclosure statements shall be based solely on the information contained in the report or reports attached thereto, and Seller shall have no liability for any inaccuracy in such reports, except to the extent that Seller has actual knowledge of the inaccuracy at the time the corresponding natural hazards disclosure statement is signed by Seller.

3	Initial: /S/ JA; RP; VP

4.2 “As Is” Purchase. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, SELLER IS SELLING AND PURCHASER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.3 (LIMITED REPRESENTATIONS BY SELLER), PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER OR ITS OFFICERS, DIRECTORS, PARTNERS AND ANY TRUSTS OR TRUSTEES ASSOCIATED THEREWITH, EMPLOYEES AND CONTRACTORS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, including seismic conditions, flooding potential, drainage, soils, geology and any groundwater, (ii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iii) the development potential of the Property, and the Property’s use, merchantability, or fitness, suitability, size, dimensions or boundaries of the Property, or value or adequacy of the Property for any particular purpose, (iv) the existence, nature or adequacy of ingress and egress serving the Property, including, without limitation, water, sewer, electric, gas, phone and cable service; (v) the nature, adequacy and quality of drainage on the Property, including the occurrence of any flooding and the presence or adequacy of any sloughs or levees or the presence of wetlands; (vi) the condition, size or adequacy of improvements on the Property; (vii) the present or future zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (viii) the compliance of the Property or its construction, development or operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, including without limitation, the Americans with Disabilities Act, as amended, any federal, state or municipal law, ordinance or regulation relating to public accommodations or publicly available services, and the terms and conditions of any operating licenses, permits or approvals required for the lawful operation of the Building or any Improvements, (ix) the presence of hazardous materials on, under or about the Property or the adjoining or neighboring property, (x) any latent or patent defects in the Property, (xi) the terms and conditions of any contracts or other agreements relating to the use, occupancy or operation of the Building or any Improvements, (xii) the amount of income, if any, from the Property, any operating and capital costs associated with the Property, and/or any other financial elements or economics of the development, ownership or operation of the Property, and (xiii) the condition of title to the Property (collectively, all of the foregoing shall be hereinafter referred to as the “Property Conditions”). Purchaser represents that Purchaser, except as otherwise provided in Section 4.3 (Limited Representations by Seller), is relying solely on Purchaser’s own expertise and that of Purchaser’s consultants and advisors and is making and relying upon its own inspections of all aspects of the Property. Purchaser further acknowledges and agrees that no patent or latent physical condition (including, without limitation, any condition or contamination related to any hazardous materials or waste materials) of the Property, whether known or unknown or discovered at a later date, shall affect the Purchase Price paid for the Property hereunder, and if Purchaser waives its contingency and all conditions in Section 5.3(A) (Purchaser’s Closing Conditions) are satisfied, Purchaser shall be obligated to close escrow notwithstanding the condition of the Property. Purchaser hereby waives, releases, acquits and forever discharges Seller, Seller’s officers, directors, employees, agents, partners and any trusts or trustees associated therewith, and any other persons acting on or in behalf of Seller, and the heirs, successors and assigns of each of the foregoing, of and from any and all claims, liabilities, obligations, demands, actions, causes of action, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, that it now has, or which may arise in the future, on account of or in any way growing out of or connected with the Property Conditions. Purchaser expressly waives the benefits of California Civil Code Section 1542 (the “Section 1542 Waiver”), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

4	Initial: /S/ JA; RP; VP

The provisions of this Section shall survive the Close of Escrow.

Initial:	/S/ VP	Initial:	/S/ RP; JA
	Purchaser	Seller

4.3 Limited Representations by Seller. Notwithstanding anything to the contrary in the foregoing Section 4.2 (“As Is” Purchase), Seller hereby represents and warrants to Purchaser that:

(a) The respective Sellers are revocable trusts, validly existing and in good standing under the laws of the jurisdiction of their formation, are authorized to do business in California and have the authority and power to enter into and perform this Agreement.

(b) There is no action, litigation, condemnation or other proceeding currently pending against Seller or related to the Property that is reasonably likely to adversely affect title to, or the use or operation of, the Property or Seller’s ability to consummate the transactions contemplated hereunder.

(c) Seller holds fee title to the Property and said Property is not subject to any mortgage or deed of trust.

(d) There are no rights of first refusal or other options to purchase or lease the Property issued by Seller to third parties as of the date of this Agreement.

(e) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and Seller is exempt from any tax withholding obligations or restrictions under applicable Federal or California laws or regulations with respect to the Purchase Price.

(f) To the best of Seller’s actual knowledge, without a duty to investigate, Seller is in, and shall continue to maintain until the Closing Date, compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto. Seller: (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (ii) has not been arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering; (iii) has not been determined by competent authority to be subject to the prohibitions contained in the Orders; (iv) is not owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; (v) shall not transfer or permit the transfer of any interest in Seller or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or (vi) shall not assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.

5	Initial: /S/ JA; RP; VP

(g) To the best of Seller’s actual knowledge, during the last three (3) years prior to the Effective Date Seller has not received any code violation notices from governing agencies and has no actual knowledge of any such code violations; however Seller shall have no obligation to further investigate.

(h) To the best of Seller’s actual knowledge, except as noted in the Environmental Reports previously delivered by Seller to Purchaser on February 21, 2013 (see attached Exhibit F), no additional Hazardous Materials contamination exists on the Property; however Seller shall have no obligation to further investigate.

4.4 Release of Seller. Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, partners, members, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller-Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, whether arising prior to or after the Closing, including, without limitation, matters that may arise on account of or in any way be connected with the physical or environmental condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.).

In connection with the foregoing release, Purchaser expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The provisions of this Section shall survive the Close of Escrow.

4.5 Independent Investigation by Purchaser. Purchaser and Seller entered into an Access Agreement dated February 20, 2013 attached hereto as Exhibit C. Said Access Agreement states the terms and conditions under which Purchaser has access to the Property to conduct its investigation of the Property and by reference herein is incorporated into this Section 4.5. Seller delivered to Purchaser on February 21, 2013 and on February 28, 2013 all environmental reports in the possession of Seller relating to the environmental or hazardous material conditions of the Property (the “Environmental Reports”); and said documents and any other documents delivered to Purchaser by Seller shall be referenced on Exhibit D (“Documents Delivered to Purchaser”) attached hereto. Purchaser made an informed decision based on its due diligence to purchase the Property. Notwithstanding anything to the contrary herein, Purchaser’s indemnification obligations provided in Sections 4.5 (Independent Investigation by Purchaser) and 10.8 (Brokers) shall survive the Closing or any earlier termination of this Agreement. Purchaser will have no right to terminate this Agreement, except upon a failure of an express condition of Closing in favor of Purchaser which is set forth in Section 5.3(A) (Purchaser’s Closing Conditions).

6	Initial: /S/ JA; RP; VP

5. CLOSING COSTS AND PRORATIONS; CLOSING CONDITIONS

5.1 Closing Costs. Purchaser will pay the following costs of closing this transaction: any recording fees; all documentary and stamp taxes levied by the respective county and/or city in connection with the conveyance of the Property to Purchaser; all costs of title insurance purchased by Purchaser at or in connection with the Closing; and all escrow charges and fees. Seller will pay all county real estate transfer taxes levied by Alameda County in connection with the conveyance of the Property to Purchaser. All other costs, if any, associated with closing this transaction shall be allocated to the parties in accordance with the custom of the County in which the Property is located; provided, however, that each party will pay the fees and expenses of any attorneys, consultants, advisors and contractors retained by such party in connection with the negotiation, documentation and/or Closing of this Agreement and the performance of any due diligence reviews, inspections, investigations or examinations of the Property.

5.2 Payment of Other Property Costs and Expenses. General non-delinquent real estate taxes and special assessments, if any, relating to the Property shall be prorated as of the Closing Date. All utility costs and other real estate-related charges applicable to the Property will also be prorated as of the Closing Date pursuant to a calculation prepared by Seller and delivered to Purchaser prior to or at Closing. Seller may update and reconcile such proration calculations within sixty (60) days following Closing upon giving written notice to Purchaser, and any adjustments as are called for by such update and reconciliation shall promptly be made by the parties. Notwithstanding the above, any real property tax and/or bond refund that occur and/or accrue for the period prior to the Closing Date shall be the property of Seller and Purchaser shall not have any interest therein.

5.3 Closing Conditions.

5.3(A) Purchaser’s Closing Conditions. Without limiting any conditions precedent set forth in other express provisions of this Agreement, each of the following shall be a condition precedent to Purchaser’s obligation to close the purchase of the Property from Seller on the Closing Date, and any failure of any such condition shall be waivable only by Purchaser. In the event that any condition of Closing set forth below is not satisfied prior to Closing, and subject to Seller’s right to extend the Closing Date as set forth in Section 2.3 (Closing), Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller not later than 5:00 p.m. PST on the last business day before the Closing Date, in which event this Agreement shall terminate, and neither party shall have any further obligation or liability to the other under this Agreement, except that Purchaser’s indemnification obligations under Sections 4.5 (Independent Investigation by Purchaser) and 10.8 (Brokers) shall survive such termination. In the event that prior to Closing Purchaser discovers that any condition of Closing has not been satisfied, but Purchaser nevertheless proceeds to close escrow, Purchaser shall be deemed to have unconditionally waived such condition of Closing, and following the Closing Seller shall in no event have any liability or obligation to Purchaser with respect to such condition of Closing.

7	Initial: /S/ JA; RP; VP

(i) Delivery by Seller to Escrow Holder of an executed Grant Deed substantially in the form attached hereto as Exhibit E, it being agreed that Purchaser shall acquire the Property subject to all Permitted Exceptions whether or not such limitation is expressly set forth in the Grant Deed.

(ii) All representations made by Seller in Section 4.3 (Limited Representations by Seller) shall be true and correct as of the Effective Date and shall remain true and correct as of the Closing Date, and Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller by the Closing Date.

(iii) Delivery by Seller to Escrow Holder of a completed affidavit pursuant to Section 1445(b)(2) of the Code, a completed California Form 593-C or its equivalent, and an Owner’s Affidavit in connection with the Title Company’s issuance of the Title Policy (as defined below) and such evidence of authority as the Title Company may require to eliminate Items 22 and 23 in the Schedule B to the Title Report attached as Exhibit B.

(iv) Title to the Property shall not be subject to any matter or exception which is not a Permitted Exception; provided that the failure or refusal of the Title Company to issue a title policy to Purchaser at Closing shall not be deemed to relieve Purchaser of its obligation to close escrow and purchase the Property unless the sole reason for such failure or refusal is Seller’s failure to make the deliveries under Paragraph 5.3(A)(ii) above or the existence of a matter or exception affecting title (a “New Title Matter”) that (1) first arose after the Effective Date, and (2) was not known to Purchaser at the end of the Contingency Period, and (3) was created by or is otherwise attributable to the act of Seller, and (4) is of a nature that it would reasonably be expected to materially interfere with or impair the current use of the Property or cause a material reduction in the value of the Property; and provided that in no event shall Seller be obligated to cure or remedy any such New Title Matter, or be considered to be in default hereunder on account of any such New Title Matter, except that Seller shall be obligated to pay and remove at Closing any New Title Matter which is a monetary lien against the Property created by Seller.

(v) In the event that, prior to the Close of Escrow, any improvements on the Property (if any), or any material part thereof (if any), are destroyed or materially damaged, Purchaser shall be obligated to close escrow without any adjustment to the Purchase Price, and Seller shall assign to Purchaser Seller’s right to any net insurance proceeds that are received by Seller on account of such damage or destruction.

8	Initial: /S/ JA; RP; VP

(vi) In the event that prior to the Close of Escrow condemnation proceedings are commenced against the Property, Purchaser shall be permitted to either terminate this Agreement (provided such condemnation impacts a material part of the Property and/or materially interferes with Purchaser’s intended use of the Property) or proceed with the Close of Escrow without any adjustment to the Purchase Price, in which case Seller shall assign to Purchaser Seller’s right to all condemnation awards payable by reason of such condemnation (which shall be paid or assigned to Purchaser at the Close of Escrow or within five (5) days of receipt by Seller if said proceeds are received after the Close of Escrow). The provisions of this Paragraph 5.3(A)(vi) shall survive the Close of Escrow.

(vii) Seller must have executed and delivered to Escrow Holder (a) the Lease and (b) the Memorandum of Lease (Escrow Holder will release to Seller and Purchaser said Lease at the Close of Escrow and shall provide Seller with a copy of the recorded Memorandum of Lease thereafter).

5.3(B) Seller’s Closing Conditions. Without limiting any conditions precedent set forth in other express provisions of this Agreement, each of the following shall be a condition precedent to Seller’s obligation to close the sale of the Property to Purchaser on the Closing Date, and any failure of any such condition shall be waivable only by Seller. In the event that any condition of Closing set forth below is not satisfied at or prior to Closing, and subject to Purchaser’s right to extend the Closing Date as set forth in Section 2.3 (Closing), Seller shall have the right to terminate this Agreement by giving written notice to Purchaser not later than 10:00 a.m. PST on the Closing Date. If a Closing condition is not satisfied due to Purchaser’s default under this Agreement, upon such termination neither party shall have any further obligation or liability to the other under this Agreement or the Lease, except that Purchaser’s indemnification obligations under Sections 4.5 (Independent Investigation by Purchaser) and 10.8 (Brokers) shall survive such termination and Seller shall have the right to enforce such indemnification obligations against Purchaser, and Seller’s indemnification obligations under Section 10.8 (Brokers) also shall survive such termination.

(i) Purchase shall have paid the non-refundable Deposit directly to Seller as provided in Section 2.2(a) (Escrow and Payment).

(ii) Purchaser shall have deposited with the Escrow Holder the balance of the Purchase Price payable at Closing as provided in Section 2.2 (Escrow and Payment).

(iii) Purchaser shall have delivered to Seller evidence reasonably satisfactory to Seller that Purchaser is in compliance with the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders in respect thereof.

(iv) Purchaser must have executed, acknowledged and delivered to Escrow Holder (a) the Lease and (b) the Memorandum of Lease (Escrow Holder will release to Seller and Purchaser said Lease at the Close of Escrow).

9	Initial: /S/ JA; RP; VP

(v) Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

6. NOTICES

Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered to the respective party by Federal Express, UPS or similar overnight express service, in either case addressed to the parties at their respective addresses referenced below:

If to Seller:	Peery/Arrillaga 2450 Watson Court Palo Alto, CA 94303 Attention: Richard T. Peery Telephone: (650) 618-7000 Facsimile: (650) 618-7800

with a copy to:	Peery/Arrillaga 2450 Watson Court Palo Alto, CA 94303 Attention: Jeannette Schirtzinger Telephone: (650) 618-7000 Facsimile: (650) 618-7044

If to Purchaser:	Electronics for Imaging, Inc. 303 Velocity Way Foster City, CA 94404 Attention: Guy Gecht Telephone: (650) 357-3608 Facsimile: (650) 357-3765

Either party may from time to time change the aforesaid address for notices by giving notice in writing to the other party in the manner provided above.

10	Initial: /S/ JA; RP; VP

7. POSSESSION. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing. Purchaser acknowledges and agrees that Purchaser will be solely responsible for obtaining and maintaining any and all insurance coverage for the Property and any business or other operations thereon from and after the time of Closing including the immediate transfer of all utility accounts, and Seller shall have no responsibility to maintain any insurance coverage for the Property or any business or other operations thereon at any time following the time of Closing.

8. DEFAULT

8.1 Purchaser Default. If the sale of the Property contemplated by this Agreement is not consummated due to a default on the part of Purchaser, which shall be deemed to include, without limitation, any failure of a condition of Closing in favor of Seller set forth in Section 5.3(B) (Seller’s Closing Conditions), Seller shall have the right to terminate this Agreement. Thereafter, neither party shall have any further rights or obligations hereunder, provided, however, that Purchaser’s indemnification obligations provided in Sections 4.5 (Independent Investigation by Purchaser) and 10.8 (Brokers) below shall survive the Closing or any earlier termination of this Agreement and shall be enforceable against Purchaser.

8.2 Seller Default. If the sale of the Property contemplated by this Agreement is not consummated due to a default on the part of Seller, Purchaser shall have the right to elect, as its sole remedy under this Agreement to terminate this Agreement. In no event, however, shall Purchaser be entitled to recover damages of any type or nature from Seller. Following such termination, both parties shall thereafter be relieved of and released from any further liability hereunder, provided, however, that Purchaser’s indemnification obligations provided in Sections 4.5 (Independent Investigation by Purchaser) and 10.8 (Brokers) below shall survive any such termination of this Agreement.

9. CONDITIONS TO INDEMNIFICATION

Whenever a party (the “Indemnifying Party”) is required under this Agreement to defend, indemnify and hold harmless the other party (the “Indemnified Party”), the following shall apply: (a) the Indemnified Party must give the Indemnifying Party prompt written notice of the claim(s) as to which indemnification is requested; (b) the Indemnified Party must reasonably cooperate with the Indemnifying Party in connection with the defense or settlement of any such claim(s); and (c) the Indemnified Party shall be entitled to control the defense or settlement of any claim(s) as to which it is providing indemnification.

10. MISCELLANEOUS

10.1 Entire Agreement; Amendments. This Agreement, together with Exhibits A, B, C, D, E and F attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no oral representations or agreements allegedly made by or on behalf of any party prior to the Effective Date which are not expressly set forth in this Agreement shall be deemed to apply to this Agreement or any interpretation thereof. No alteration, amendment, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

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10.2 Severability. If any provision of this Agreement or the application of such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

10.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to any principles of conflicts of laws that might otherwise cause the application of the laws of any other jurisdiction.

10.4 Assignment. Purchaser may not assign, either voluntarily or by operation of law, all or any portion of this Agreement, any rights or obligations or Purchaser under this Agreement, or any interest of Purchaser under this Agreement, without the express written consent of Seller, which consent shall not be unreasonably withheld provided the original Purchaser and assignee under this Agreement remain liable for all the terms and conditions of this Agreement that occur and/or accrue through the Close of Escrow and thereafter. For purposes of this Section 10.4, any direct or indirect transfer or encumbrance of any ownership interest in Purchaser at any ownership tier (except to the extent that any such ownership interest is publicly held and traded on an established stock exchange), whether voluntary or by operation of law, and any change in control of Purchaser, whether voluntary or by operation of law, shall each be deemed to constitute an assignment by Purchaser. A “change in control” shall be deemed to include any such direct or indirect transfer or encumbrance of any ownership interest in Purchaser referred to in the immediately preceding sentence, as well as the entering into by Purchaser or by the holder of any such ownership interest in Purchaser of any contractual agreement or understanding whereby any person or entity which is not a holder of an ownership interest in Purchaser (at an ownership tier) on the day immediately preceding the Effective Date obtains any legal or functional right to direct the business or financial operations, or business or financial policies or practices, of Purchaser.

10.5 Successors Bound. Subject to the provisions of Section 10.4 (Assignment), this Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

10.6 Captions. The captions and headings in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

10.7 Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

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10.8 Brokers. Each party represents and warrants to the other that no broker or finder was instrumental in arranging or bringing about this transaction, and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement, with the exception of Gregg Walker with Jones Lang LaSalle (“Broker”). In the event this transaction does not close for any reason whatsoever, neither Gregg Walker and/or Jones Lang LaSalle nor any of their respective brokers or agents shall have a claim, of any type whatsoever, against either Purchaser or Seller. In the event any broker or finder makes a claim for any commission, fee or other compensation in connection with this Agreement or the purchase and sale of the Property contemplated herein, the party whose act or omission is alleged to have provided the basis for such commission, fee or other compensation shall defend, indemnify and hold harmless the other party from and against any such commission, fee and other compensation, and any and all claims, liabilities, losses, damages, and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) incurred in connection with or on account of any such claim.

10.9 Time of Essence. Time is of the essence in this Agreement.

10.10 Submission of Offer. In the event this Agreement is executed only by Seller, this Agreement shall be regarded only as an offer to sell, and shall not obligate either Purchaser or Seller until this offer is accepted by execution hereof by the Purchaser, without any change or modification to the provisions of this Agreement as submitted by Seller. If Purchaser has not accepted this offer and delivered an executed copy of this Agreement to Escrow Holder by 5:00 p.m. PST on April 24, 2013, this offer shall be of no further force or effect and Seller shall have no liability or obligation whatsoever to Purchaser arising out of or by reason of this Agreement.

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IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

SELLER:	JOHN ARRILLAGA SURVIVOR’S TRUST

	By:	/S/ John Arrillaga
John Arrillaga, Trustee

	Date:	4/19/13

RICHARD T. PEERY SEPARATE PROPERTY TRUST

	By:	/S/ Richard Peery
Richard T. Peery, Trustee

	Date:	4/19/13

PURCHASER:	ELECTRONICS FOR IMAGING, INC., a Delaware corporation

	By:	/S/ Vincent Pilette
Vincent Pilette, Chief Financial Officer

	Date:	4/19/13

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